Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
CENTRO, INC.
Centro, Inc., a Delaware corporation, hereby certifies that:
1.The name of the corporation is Centro, Inc. The date of filing its original certificate of Incorporation with the Secretary of State was October 15, 2001. The Corporation was originally incorporated under the name “Integrant Incorporated.”
2.This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by reference, and which restates, integrates and further amends the provisions of this Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the Corporation's Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: May 11, 2015	Centro, Inc.

	By:	/s/ Shawn Riegsecker
	Name:	Shawn Riegsecker
	Title:	President

EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION OF
CENTRO, INC.
ARTICLE I: NAME
The name of the corporation is Centro, Inc. (the “Corporation”).
ARTICLE II: REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company. The name of the Corporation's registered agent at such address is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV: AUTHORIZED SHARES
The Corporation is authorized to issue three (3) classes of shares, designated “Class A Voting Common Stock,” “Class B Non-Voting Common Stock” and “Preferred Stock.” The total number of shares of Class A Voting Common Stock authorized to be issued is Sixty Million (60,000,000) shares, $0.01 par value per share. The total number of shares of Class B Non-Voting Common Stock authorized to be issued is Nineteen Million (19,000,000) shares, $0.01 par value per share. The total number of shares of Preferred Stock authorized to be issued is Seven Million One Hundred Eighty-Five Thousand Three Hundred Twenty-One (7,185,321) shares, $0.01 par value per share, of which Five Hundred Eighteen Thousand Six Hundred Fifty-Six (518,656) are designated as “Series A Preferred Stock” and Six Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Five (6,666,665) are designated as “Series B Preferred Stock.”
ARTICLE V: TERMS OF CLASSES AND SERIES
The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:
1.Definitions. For purposes of this Article V, the following definitions apply:
1.1“Board” shall mean the Board of Directors of the Corporation.
1.2“Class A Common Stock” shall mean the Class A Voting Common Stock, $0.01 par value per share, of the Corporation.
1.3“Class B Common Stock” shall mean the Class B Non-Voting Common Stock, $0.01 par value per share, of the Corporation.
1.4“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock, together.

1.5“Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of the Corporation's stock). A Permitted Repurchase (defined below) is not a Distribution.
1.6“Dividend Rate” shall mean $3.54 per share per annum for the Series A Preferred Stock and $0.27 per share per annum for the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to each such series of Preferred Stock).
1.7“Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock and Series B Preferred Stock, respectively, is issued by the Corporation.
1.8“Original Issue Price” shall mean $44.249 per share for the Series A Preferred Stock and $4.50 per share for the Series B Preferred Stock. The Original Issue Price shall be adjusted for any stock splits or combinations of such Preferred Stock, stock dividends on such Preferred Stock, recapitalizations of such Preferred Stock or the like with respect to such Preferred Stock as set forth herein.
1.9“Permitted Repurchases” shall mean (a) the use of up to $9.0 million of the net proceeds of the issuance and sale by the Corporation of the Series B Preferred Stock to repurchase outstanding shares of Class A Common Stock and/or Class B Common Stock at a price per share and on such other terms as are approved by the Board; provided, that the price per share for any such repurchases shall not exceed the Original Issue Price for the Series B Preferred Stock, and (b) the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a Subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares at original cost, upon the occurrence of certain events, such as the termination of employment or services.
1.10“Preferred Stock” shall mean the Series A Preferred Stock and Series B Preferred Stock.
1.11“Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.01 par value per share, of the Corporation.
1.12“Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.01 par value per share, of the Corporation.
1.13“Securities Act” shall mean the Securities Act of 1933, as amended.
1.14“Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.
2.Dividend Rights.
2.1Dividend Preference. From and after the Original Issue Date of the Series A Preferred Stock, dividends at the Dividend Rate of the Series A Preferred Stock shall accrue on such shares of Series A Preferred Stock (the “Series A Accruing Dividends”). Series A Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative and compounded annually; provided, however, that except as set forth in the following sentence of this Section 2.1 or in Sections 3.1, 3.2 or 4, such Series A Accruing Dividends shall be payable only when, as, and if declared by the Board and the Corporation shall be under no obligation to pay such Series A Accruing Dividends. From and after the Original Issue Date of the Series B Preferred Stock, dividends at the Dividend Rate of the Series B Preferred Stock shall not accrue on such shares of Series B Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock to which the provisions of Section 6.5 are applicable) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock (i) with respect to the Series A Preferred Stock, in an amount at least equal to the amount of the aggregate Series A Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) with respect to each share of Series B Preferred Stock, in an amount at least equal to the Dividend Rate of the Series B Preferred Stock multiplied by the number of years (which shall be pro rated on the basis of a 365 day year) between the date of any such dividend and the Original Issue Date of the Series B Preferred Stock.
2.2Participation Rights. If, after dividends in the full preferential amounts specified in Section 2.1 for the Preferred Stock have been paid or declared and adequate funds of the Corporation have been set apart for the payment of such dividends in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 6.
2.3Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.
3.Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation's stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner.
3.1Series B Liquidation Preference. The holders of each share of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series A Preferred Stock and Common Stock, an amount per share equal to the Original Issue Price for such series of Preferred Stock plus (i) all declared but unpaid dividends thereon, plus, without duplication (ii) an amount equal to the Dividend Rate of the Series B Preferred Stock multiplied by the number of years (which shall be pro rated on the basis of a 365 day year) between the applicable date of determination and the Original Issue Date of the Series B Preferred Stock (such amount per share, the “Series B Liquidation Preference”). If upon any liquidation, dissolution or winding up of the Corporation the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series B Preferred Stock of their full preferential amounts described in this Section 3.1, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.
3.2Series A Liquidation Preference. Upon completion of the distribution required by Section 3.1, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for such series of Preferred Stock plus all declared or accrued but unpaid dividends thereon (such amount per share, the “Series A Liquidation Preference”). If upon any liquidation, dissolution or winding up of the Corporation, and after the payment m full to holders of the Series B Preferred Stock as provided in Section 3.1, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amounts described in this Section 3.2, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.
3.3Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in Sections 3.1 and 3.2, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock and Common Stock (and no other series of capital stock) pro rata according to the number of shares held by each such holder, treating for this purpose all shares of Series A Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Restated Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up.
3.4Reduction of Liquidation Preference. The Liquidation Preference payable on each share of Series A Preferred Stock pursuant to Section 3.2 shall be reduced on a straight line basis when the total amount that would otherwise be paid on a share of Series A Preferred Stock pursuant to Section 3.2 and Section 3.3, taken together and without regard to this Section 3.4, would be greater than three times (3x) the Original Issue Price for the Series A Preferred Stock as follows: (a) if the total amount paid on a share of Series A Preferred Stock pursuant to Section 3.2 and Section 3.3, taken together and without regard to the provisions set forth in this Section 3.4, would be less than or equal to three times (3x) the Original Issue Price for the Series A Preferred Stock, then 100% of the Series A Liquidation Preference payable on each share of Series A Preferred Stock pursuant to Section 3.2 would be paid pursuant to Section 3.2; (b) if the total amount paid on a share of Series A Preferred Stock pursuant to Section 3.2 and Section 3.3, taken together and without regard to this Section 3.4, would be greater than or equal to five times (5x) the Original Issue Price for the Series A Preferred Stock, then 0% of the Liquidation Preference payable on each share of Series A Preferred Stock pursuant to Section 3.2 would be paid pursuant to Section 3.2; and (c) if the total amount that would otherwise be paid on a share of Series A Preferred Stock pursuant to Section 3.2 and Section 3.3, taken together and without regard to this Section 3.4, would be greater than three times (3x) and less than five times (5x) the Original Issue Price for the Series A Preferred Stock, then the Series A Liquidation Preference shall be reduced linearly across the range from 100% where the aggregate return otherwise payable to the holders of the Series A Preferred Stock pursuant to Section 3.2 and Section 3.3 taken together, and without regard to this Section 3.4, would equal three times (3x) the Original Issue Price for the Series A Preferred Stock, to zero percent where the aggregate return otherwise payable to the holders of the Series A Preferred Stock pursuant to Section 3.2 and Section 3.3 taken together, and without regard to this Section 3.4, would equal five times (5x) the Original Issue Price for the Series A Preferred Stock.
3.5Deemed Liquidation Events. Unless otherwise approved by vote of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as converted to Class A Common Stock basis, each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3: (a) any reorganization by way of share exchange, reorganization, consolidation or merger, in one transaction or series of related transactions (each, a “Combination Transaction”), in which the Corporation is a constituent corporation or is a party with another entity if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into or exchange for, securities of the surviving corporation of such Combination Transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; (b) a sale or transfer of all or substantially all of the assets of the Corporation, in a single transaction or a series of related transactions, that is followed by the distribution of the proceeds to the Corporation's stockholders; or (c) any voluntary sale, conveyance, exchange or transfer to another person, in a single transaction or a series of related transactions, of shares representing fifty percent (50%) or more of the outstanding shares of the Corporation (each a “Deemed Liquidation Event”). For purposes of this Section 3.5, an “Acquiring Stockholder” means a stockholder or stockholders of the Corporation prior to a consolidation or merger described above that (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such Combination Transaction (or is under common control with such entity).
3.6Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board, in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:
(a)The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:
(i)unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and
(ii)if clause (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and
(iii)if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.
(b)The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Section 3.6(a)(i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined in good faith by the Board.
4.Redemption.
4.1Series A Request for Redemption. Subject to the terms and conditions of this Section 4.1 and the provisions of applicable law, the Corporation shall, upon receiving a written request at any time after the eighth anniversary of the Original Issue Date of the Series A Preferred Stock, signed by the holders of a majority of the then outstanding shares of Series A Preferred Stock (the “Series A Redemption Notice”), redeem on the later of (i) ninety (90) days following the delivery of the Series A Redemption Notice, or (ii) the date twenty five (25) business days after the determination of fair market value has been provided to the Corporation and the holders of Series A Preferred Stock in accordance with this Section 4 (each referred to as a “Redemption Date”), all of the shares of Series A Preferred

Stock that are outstanding on the date the Corporation receives the Series A Redemption Notice to the extent that such outstanding shares of Series A Preferred Stock have not been previously redeemed or converted into Class A Common Stock at least five days prior to the applicable Redemption Date; provided, that, no right of redemption shall be invoked pursuant to this Section 4.1 if a Deemed Liquidation Event shall have occurred, and the occurrence of which shall not have been waived pursuant to the first sentence of Section 3.5. The Series A Preferred Stock called for redemption as provided above shall be redeemed in cash and in preference to any other payments with respect to other shares of capital stock of the Corporation other than the Series B Preferred Stock (and pari passu with the Series B Preferred Stock as provided in Section 4.4) at the Series A Redemption Price that is specified in Section 4.3 and such Series A Redemption Price shall be paid from any source of funds legally available therefor, until (1) all outstanding shares of Series A Preferred Stock to be redeemed have been redeemed or have been converted to Class A Common Stock as provided in Section 6 or (2) the request for redemption has been withdrawn or terminated as provided below.
4.2Series B Redemption. Subject to the terms and conditions of this Section 4.2 and the provisions of applicable law, the Corporation shall, within ten (10) days of receiving a Series A Redemption Notice deliver notice thereof to the holders of then outstanding shares of Series B Preferred Stock, and if the Corporation shall, within thirty (30) days of such notice, receive a written request signed by the holders of a majority of the then outstanding shares of Series B Preferred Stock (the “Series B Redemption Notice”), then the Corporation shall redeem on the applicable Redemption Date of the outstanding shares of Series A Preferred Stock, a number of shares of Series B Preferred Stock that is equal to at least one-half (or such greater portion as may be determined by the Corporation) of the shares of Series B Preferred Stock that are outstanding on the date the Corporation receives the Series B Redemption Notice to the extent that such outstanding shares of Series B Preferred Stock have not been previously redeemed or converted into Class A Common Stock at least five days prior to the applicable Redemption Date, and shall redeem an additional one-quarter of the shares of Series B Preferred Stock that are outstanding and not redeemed on the Redemption Date on each successive anniversary after the initial Redemption Date, and at the same Series B Redemption Price that is specified in Section 4.3 that is applicable to such initial Redemption Date: provided, that, any redemption of the Series B Preferred Stock shall be pro-rata among all holders of Series B Preferred Stock based on the percentage owned by each such holder in comparison with the total shares of Series B Preferred Stock outstanding at the Redemption Date; provided, further, that no right of redemption shall be invoked pursuant to this Section 4.2 if a Deemed Liquidation Event shall have occurred, and the occurrence of which shall not have been waived pursuant to the first sentence of Section 3.5. The Series B Preferred Stock called for redemption as provided above shall be redeemed in cash prior and in preference to any other payments with respect to other shares of capital stock of the Corporation other than the Series A Preferred Stock (and pari passu with the Series A Preferred Stock as provided in Section 4.4) at the Series B Redemption Price that is specified in Section 4.3 and such Series B Redemption Price shall be paid from any source of funds legally available therefor, until (1) all outstanding shares of Series B Preferred Stock to be redeemed have been redeemed or have been converted to Class A Common Stock as provided in Section 6 or (2) the request for redemption has been withdrawn or terminated as provided below. For the avoidance of doubt, the Series B Preferred Stock shall not be redeemable pursuant to this Section 4.2 if a Series A Redemption Notice has not been given in accordance with Section 4.1, or has been withdrawn.
4.3Redemption Price. The redemption price for each share of Series A Preferred Stock shall equal an amount in cash equal to the greater of (a) the Original Issue Price for the Series A Preferred Stock plus the amount of all declared or accrued but unpaid dividends thereon and (b) the fair market value (as determined below) of Series A Preferred Stock on the Redemption Date (the “Series A Redemption Price”). The redemption price for each share of Series B Preferred Stock shall equal an amount in cash equal to the greater of (a) the Original Issue Price for the Series B Preferred Stock plus (i) the amount of all declared but unpaid dividends thereon, plus, without duplication (ii) an amount equal to the Dividend Rate of the Series B Preferred Stock multiplied by the number of years (which shall be pro rated on the basis of a 365 day year) between the applicable date of determination and the Original

Issue Date of the Series B Preferred Stock and (b) the fair market value (as determined below) of Series B Preferred Stock on the Redemption Date (the “Series B Redemption Price” and together with the Series A Redemption Price, the “Redemption Prices”). For purposes of determining the fair market value of the Preferred Stock pursuant to this Section 4.3:
(a)The Corporation shall deliver, within thirty (30) days following receipt of a Series A Redemption Notice, to the holders of Series A Preferred Stock a certificate executed by the Corporation's Chief Executive Officer or Chief Financial Officer setting forth the Corporation's calculation of the fair market value of Series A Preferred Stock. The fair market value shall not include a discount for minority ownership interest and shall not include the value of any accumulated or declared but unpaid dividends.
(b)The Corporation shall deliver, within thirty (30) days following receipt of a Series B Redemption Notice, to the holders of Series B Preferred Stock a certificate executed by the Corporation's Chief Executive Officer or Chief Financial Officer setting forth the Corporation's calculation of the fair market value of Series B Preferred Stock. The fair market value shall not include a discount for minority ownership interest and shall not include the value of any accumulated or declared but unpaid dividends.
(c)At the option of the holders of Series A Preferred Stock and Series B Preferred Stock, as applicable, but in any event within ten (10) days after the Corporation delivers its calculation of the fair market value, the (i) holders of a majority of the issued and outstanding shares of Series A Preferred Stock and (ii) holders of a majority of the issued and outstanding shares of Series B Preferred Stock may separately object to the Corporation's calculation (the “Objecting Stockholders”) of the fair market value of the Series A Preferred Stock or Series B Preferred Stock, as applicable, by delivering to the Corporation a certificate (each a “Stockholder Calculation Certificate”) executed by the Objecting Stockholders setting forth the Objecting Stockholders' calculation of the fair market value of Series A Preferred Stock or Series B Preferred Stock, as applicable.
(d)The Corporation may object to the fair market value calculation set forth in the Stockholder Calculation Certificate by providing written notice of such objection to the Objecting Stockholders within five (5) days after the Objecting Stockholders' delivery of the Stockholder Calculation Certificate (the “Notice of Objection”). If the Corporation fails to timely provide the Notice of Objection, the fair market value calculation set forth in the Stockholder Calculation Certificate shall be the final and binding determination on the parties.
(e)If the Corporation timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to ten (10) business days following the Objecting Stockholders' timely receipt of the Notice of Objection, in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.
(f)If, after such 10-business day period, the Corporation and Objecting Stockholders cannot resolve any such disagreement, each of the Corporation and the Objecting Stockholders, shall have five days to select a party to determine the fair market value of the Corporation, after which those two parties shall promptly jointly select a third party to make such determination, and the joint selection of such third party shall be final and binding on the parties.
(g)After review of the Corporation's books and records, the third party as selected pursuant to Section 4.3(f) shall promptly determine the fair market value of the Corporation and deliver such fair market value determination to the Corporation and the Objecting Stockholders and such determination shall be final and binding on the parties.

4.4Insufficient Legally Available Funds. Notwithstanding any other provision set forth in this Section 4, if upon any Redemption Date scheduled for the redemption of Preferred Stock, the funds and assets of the Corporation legally available to redeem such stock shall be insufficient to redeem all shares of such Preferred Stock then scheduled to be redeemed, then:
(a)the holders of such shares of Preferred Stock to be redeemed shall share ratably (on a pari passu basis as between the Series A Preferred Stock and Series B Preferred Stock) in any redemption in proportion to the applicable Redemption Price that would otherwise be payable in respect of such shares of Preferred Stock held by them upon such redemption and elected to be redeemed, if all amounts payable on or with respect to such shares were paid in full; and
(b)any unredeemed shares shall be carried forward and shall be redeemed (together with any other shares of Preferred Stock then scheduled to be redeemed) at the next anniversary of such scheduled Redemption Date to the full extent of legally available funds of the Corporation at such time.
Any such unredeemed shares shall continue to be so carried forward until redeemed. Shares of Preferred Stock that are subject to redemption hereunder but have not been redeemed due to insufficient legally available funds and assets of the Corporation shall continue to be outstanding and entitled to all dividend, liquidation, conversion and other rights, powers and preferences of the Preferred Stock respectively until five days prior to the Redemption Date upon which such shares have been converted or redeemed.
4.5Redemption Notice. At least 20 but no more than 60 days prior to the Redemption Date, written notice in accordance with the provisions of Section 8 shall be mailed by the Corporation to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of such Preferred Stock to be redeemed, notifying such holder of (a) the redemption to be effected, (b) specifying the Redemption Date(s), the applicable Redemption Price, the number of such holder's shares of Preferred Stock to be redeemed, the place at which payment may be obtained and the date on which such holder's conversion rights set forth in Section 6 as to such shares terminate (which date shall be five days prior to each Redemption Date with respect to the Preferred Stock to be redeemed on that date) and (c) calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). For purposes of this Section 4.5, a “business day” means a weekday on which banks are open for general banking business in New York, New York.
4.6Surrender of Certificates. On or after each designated Redemption Date, each holder of Preferred Stock to be redeemed shall (unless such holder has previously exercised such holder's right to convert such shares of Preferred Stock into Class A Common Stock as provided in Section 6), surrender the certificate(s) representing such shares of Preferred Stock to be redeemed to the Corporation (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price for such shares of Preferred Stock shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be cancelled and retired. If less than all of the shares represented by such certificate are redeemed, then the Corporation shall promptly issue a new certificate representing the unredeemed shares.
4.7Effect of Redemption. If the Redemption Notice shall have been duly given to each holder of Preferred Stock, and if on any Redemption Date the applicable Redemption Price for the Preferred Stock to be redeemed thereon is either paid or made available for payment through the deposit arrangements specified in Section 4.8, then notwithstanding that the certificates evidencing any of the shares of such Preferred Stock so called for redemption on such Redemption Date shall not have been surrendered, all dividends with respect to such shares shall cease to accrue on such Redemption Date, such shares shall not thereafter be transferred on the Corporation's books and the rights of all of the holders of such shares with respect to such shares shall terminate on such Redemption Date, except only the right of the holders to receive the applicable Redemption Price from the Corporation or the payment agent, without interest, upon surrender of their certificate(s) therefor (or a lost certificate affidavit and agreement as specified above).
4.8Deposit of Redemption Price. On or prior to the Redemption Date for any shares of Preferred Stock, the Corporation may, at its option, deposit with an independent payment agent, a sum equal to the aggregate Redemption Price for all shares of Preferred Stock called for redemption on that Redemption Date and not yet redeemed, with irrevocable instructions and authority to the payment agent to pay, on or after the Redemption Date, the applicable Redemption Price to the respective holders upon the surrender of their share certificates (or a lost certificate affidavit and agreement as specified above). The deposit shall constitute full payment for the shares to their holders, and from and after the such Redemption Date, the shares called for redemption on that Redemption Date shall be deemed to be redeemed and no longer outstanding. Any funds so deposited and unclaimed at the end of one year from such Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares called for redemption who have not claimed such funds shall be entitled to receive payment of the Redemption Price only from the Corporation.
4.9Delay or Failure to Redeem. If the Corporation fails to redeem any shares of Preferred Stock on any Redemption Date, then the Redemption Price to be paid on such shares shall bear interest at a rate of 12% per annum.
5.Voting Rights.
5.1Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.
5.2Class B Common Stock. Shares of Class B Common Stock shall have no voting rights.
5.3Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class A Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.
5.4General. Subject to the other provisions of this Restated Certificate of Incorporation, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Class A Common Stock, with respect to any question upon which holders of Class A Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Class A Common Stock shall vote together and not as separate classes.
5.5Board of Directors Election and Removal.
(a)Election of Directors. The Board shall consist of five (5) members. (i) The holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”); (ii) the holders of the Class A Common Stock, voting as a separate class, shall be entitled to elect three (3) directors of the Corporation; and (iii) the holders of a majority of the Preferred Stock and Class A Common Stock, voting together as a single class on an as-converted to Class A Common Stock basis, shall be entitled to elect the remaining director of the Corporation.
(b)Quorum; Required Vote.
(i)Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy (A) of the holders of a majority of the shares of the Series A Preferred Stock or Class A Common Stock then outstanding, respectively, shall constitute a quorum for the election of directors to be elected solely by the holders of the Series A Preferred Stock or Class A Common Stock, respectively, and (B) of the holders of a majority of the shares of all the then-outstanding shares of Preferred Stock (on an as-converted basis) and Class A Common Stock shall constitute a quorum for the election of the directors to be elected jointly by the holders of the Preferred Stock and the Class A Common Stock.
(ii)Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series, class or classes of stock given the right to elect such director or directors pursuant to Section 5.5(a) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (A) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (B) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock.
(c)Vacancy. If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected by either: (i) a majority of the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), or (ii) the required vote of holders of the shares of such Specified Stock specified in Section 5.5(b)(ii) above that are entitled to elect such director.
(d)Removal. Subject to Section 14l(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in Section 5.5(c), may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in Section 5.5(c).
(e)Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 5.5, shall be held in accordance with the procedures and provisions of the Corporation's Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).
(f)Termination. Notwithstanding anything in this Section 5.5 to the contrary, the provisions of this Section 5.5 shall cease to be of any further force or effect upon the earliest to occur of: (i) a Deemed Liquidation Event, or (ii) upon the election of the Corporation to windup its affairs and dissolve.
5.6Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
6.Conversion Rights of Preferred Stock. The outstanding shares of Preferred Stock shall be convertible into Class A Common Stock as follows:
6.1Optional Conversion.
(a)At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Class A Common Stock as provided herein.
(b)Each holder of Preferred Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or the Common Stock, and shall give written notice to the principal executive office of the Corporation that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion. Such holder shall not be entitled to receive any declared and unpaid or accruing and unpaid dividends on the shares of Preferred Stock being converted pursuant to this Section 6.1 at any time. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a conversion election under this Section 6.1 is made in connection with an underwritten offering of the Corporation's securities pursuant to the Securities Act (which underwritten offering does not cause an automatic conversion pursuant to Section 6.2 to take place), the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation's securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation's securities in the offering.
6.2Automatic Conversion.
(a)Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class A Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of Class A Common Stock for the account of the Corporation in which the per share price is not less than $6.637 per share of Class A Common Stock (a “Qualified IPO”); or (ii) upon the Corporation's receipt of the written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, on an asconverted basis, to the conversion of all then outstanding Preferred Stock under this Section 6.2.
(b)Upon the occurrence of any event specified in Section 6.2(a) above, the outstanding shares of Preferred Stock shall be converted into Class A Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent: provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. Such holder shall not be entitled to receive any declared and unpaid or accruing and unpaid dividends on the shares of Preferred Stock being converted pursuant to this Section 6.2 at any time. In the event of an automatic conversion of Preferred Stock, each holder of Preferred Stock shall thereafter be treated for all purposes as the record holder of the number of shares of Class A Common Stock issued to such holder upon conversion of the Preferred Stock, regardless of whether the certificate(s) representing the Preferred Stock so converted has been surrendered in accordance with this Section 6.2(b).
6.3Conversion Price. Each share of Preferred Stock shall be convertible in accordance with Section 6.1 or Section 6.2 above into the number of shares of Class A Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). As of May 14, 2015, the Conversion Price for the Series B Preferred Stock shall be $4.50 and the Conversion Price for the Series A Preferred Stock shall be $2.2124, which gives effect (for the Series A Preferred Stock) to the ten-for-one stock split effected on November 7, 2011 and the two-for-one stock split effected on October 10, 2014, each with respect to the Class A Common Stock and Class B Common Stock. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.
6.4Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of each such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Class A Common Stock issued and outstanding immediately prior to such Common Stock Event, and (b) the denominator of which shall be the number of shares of Class A Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the Original Issue Date of the Series B Preferred Stock, (x) the issue by the Corporation of additional shares of Class A Common Stock as a dividend or other distribution on outstanding Class A Common Stock, (y) a subdivision of the outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, or (z) a combination of the outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock.
6.5Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date of the Series B Preferred Stock the Corporation pays a dividend or makes another distribution to the holders of the Class A Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Class A Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Class A Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.
6.6Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date of the Series B Preferred Stock the Class A Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 6), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class A Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as possible.
6.7Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date of the Series B Preferred Stock there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3.5), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Class A Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 6.7 shall similarly apply to successive reorganizations, mergers and consolidations.
6.8Sale of Shares Below Conversion Price.
(a)Adjustment Formula. If at any time or from time to time after the Original Issue Date of the Series B Preferred Stock the Corporation issues or sells, or is deemed by the provisions of this Section 6.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 6.4, a dividend or distribution as provided in Section 6.5 or a recapitalization, reclassification or other change as provided in Section 6.6, or a reorganization, merger or consolidation as provided in Section 6.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i)The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and
(ii)The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).
(b)Certain Definitions. For the purpose of making any adjustment required under this Section 6.8:
(i)The “Additional Shares of Common Stock” shall mean any shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 6.8(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:
A.shares of Common Stock (and/or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisors to, the Corporation or any subsidiary under the Corporation's Second Amended and Restated Stock Option Plan, Second Amended and Restated Executive Stock Option Plan and 2007 Stock Option Plan (collectively, the “Stock Option Plans”), as each may be amended from time to time: provided, that, any amendment must be approved by the Board, including the Series A Director;
B.shares of Common Stock or Preferred Stock (and/or options, warrants or rights therefor) issued or issuable to strategic partners, including to customers and contract partners, provided, that, issuances to such customers and contract partners do not exceed more than 5% of the issued and outstanding shares of the Corporation on as-converted to Class A Common Stock basis, in each case, approved by the Board, including the Series A Director;
C.shares of Common Stock or Preferred Stock (and/or options, warrants or rights therefor) issued or issuable to entities in connection with leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, in each case, approved by the Board, including the Series A Director;
D.shares of Common Stock or Preferred Stock (and/or options, warrants or rights therefor) issued or issuable to entities in connection with bona fide acquisitions (whether by merger, consolidation, purchase of assets, sale or exchange of stock or otherwise or other similar reorganization), in each case, approved by the Board, including if such acquisition or strategic transaction requires approval of holders of Preferred Stock pursuant to Section 7.1, the Series A Director;
E.shares of Class A Common Stock issued or issuable by the Corporation to the public pursuant to a registration statement filed under the Securities Act which is a Qualified IPO;
F.shares of Common Stock or Preferred Stock (and/or options, warrants or rights therefor) issued pursuant to the conversion or exercise of outstanding convertible or exercisable securities as of the Original Issue Date of the Series B Preferred Stock;
G.shares of Common Stock or Preferred Stock (and/or options, warrants or rights therefor) issued in a transaction not otherwise described herein which are excluded from this provision by the approval of a majority of the holders of the then-outstanding shares of Preferred Stock, voting together as a single class, on an as-converted to Class A Common Stock basis;
H.shares of Common Stock or Preferred Stock (and/or options, warrants or rights therefor) issued in connection with any stock split or stock dividend or similar transaction made in accordance with this Restated Certificate of Incorporation;
I.shares of the Class A Common Stock to be issued upon the conversion of the Series B Preferred Stock; and
J.shares of the Class A Common Stock to be issued upon the conversion of the Series A Preferred Stock.
(ii)The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, discounts, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.
(iii)The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.
(iv)The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.
(v)The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 6.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 6.8, for the issue of such Additional Shares of Common Stock; and
(vi)The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.
(c)Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this Section 6.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the

Corporation shall be deemed to have issued (each a “Deemed Issuance”), at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof: provided that:
(i)if the minimum amounts of such consideration cannot be ascertained in such Deemed Issuance, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;
(ii)if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and
(iii)if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.
No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.
6.9Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Class A Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 6, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock so requesting at the holder's address as shown in the Corporation's record books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock, and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.
6.10Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class A Common Stock upon conversion of shares of Preferred Stock.
6.11Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Class A Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.
6.12Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.
7.Conversion of Class B Common Stock.
7.1Automatic Conversion.
(a)Each share of Class B Common Stock shall automatically be converted into the Conversion Number of fully paid and nonassessable shares of Class A Common Stock, as provided herein, immediately prior to the closing of a Qualified IPO. The Conversion Number shall initially be one, subject to adjustment as set forth in Section 7.2
(b)Upon the occurrence of a Qualified IPO, the outstanding shares of Class B Common Stock shall be converted into Class A Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Class B Common Stock. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred. In the event of an automatic conversion of Class B Common Stock, each holder of Class B Common Stock shall thereafter be treated for all purposes as the record holder of the number of shares of Class A Common Stock issued to such holder upon conversion of the Class B Common Stock, regardless of whether the certificate(s) representing the Class B Common Stock so converted has been surrendered in accordance with this Section 7.I (b).
7.2Adjustment Upon Class A Common Stock Event. Upon the happening of a Class A Common Stock Event, the number of shares of Class A Common Stock issuable upon conversion of a share of Class B Common Stock (the “Conversion Rate”) shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Rate in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Class A Common Stock issued and outstanding immediately after such Common Stock Event, and (b) the denominator of which shall be the number of shares of Class A Common Stock issued and outstanding immediately prior to such Common Stock Event, and the product so obtained shall thereafter be the Conversion Rate. The Conversion Rate shall be readjusted in the same manner upon the happening of each subsequent Class A Common Stock Event. As used herein, the term the “Class A Common Stock Event” shall mean at any time or from time to time, (x) the issue by the Corporation of additional shares of Class A Common Stock as a dividend or other distribution on outstanding Class A Common Stock, (y) a subdivision of the outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, or (z) a combination of the outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, in each case in which an equivalent dividend, distribution, subdivision or combination is not effected with respect to the Class B Common Stock.
7.3Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date of the Series B Preferred Stock the Corporation pays a dividend or makes another distribution to the holders of the Class A Common Stock payable in securities of the Corporation, other than an event constituting a Class A Common Stock Event, and does not make an identical dividend or other distribution to the holders of the Class B Common Stock, then in each such event provision shall be made so that the holders of the Class B Common Stock shall receive upon conversion thereof, in addition to the number of shares of Class A Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Class B Common Stock been converted into Class A Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Class B Common Stock or with respect to such other securities by their terms.
7.4Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date of the Series B Preferred Stock the Class A Common Stock issuable upon the conversion of the Class B Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Class A Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 7), then in any such event upon a Qualified IPO each share of Class B Common Stock be converted into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class A Common Stock into which such shares of Class B Common Stock would have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Class B Common Stock after the capital reorganization to the end that the provisions of this Section 7 (including adjustment of the number of shares issuable upon conversion of the Class B Common Stock) shall be applicable after that event and be as nearly equivalent as possible

7.5Reorganizations, Mergers and Consolidations. If at any time or from time to time there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 7) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3.5), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Class B Common Stock thereafter shall be entitled to receive, upon conversion of the Class B Common Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Class A Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of the Class B Common Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 7 (including adjustment of the number of shares issuable upon conversion of the Class B Common Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 7.5 shall similarly apply to successive reorganizations, mergers and consolidations.
7.6Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class A Common Stock upon conversion of shares of Class B Common Stock.
7.7Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Class B Common Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Class A Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.
7.8Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.
8.Restrictions and Limitations.
8.1Class Protective Provisions. After the Original Issue Date of the Series B Preferred Stock, so long as at least 203,394 shares of Series A Preferred Stock and 2,666,667 shares of Series B Preferred Stock (on an as-converted to Class A Common Stock basis) remain outstanding, the Corporation shall not (whether by amendment, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of a majority of the Series A Preferred Stock and Series B Preferred Stock then outstanding, voting as a single class on an as-converted to Class A Common Stock basis:
(a)amend or waive any provision of this Restated Certificate of Incorporation or the Corporation's Bylaws relating to the designated powers, rights, preferences and privileges of the Series A Preferred Stock or Series B Preferred Stock, as applicable, or amend or waive any provision of the certificate of incorporation or bylaws (or equivalent) of any of the Corporation's Subsidiaries. provided, however, that (i) any amendment or waiver relating to the designated powers, rights preferences or privileges of either the Series A Preferred Stock or the Series B Preferred Stock (but

not both) shall only require the approval by vote or written consent, of the holders of a majority of the Series A Preferred Stock or Series B Preferred Stock, as applicable and (ii) any amendment or waiver of any provision of the certificate of incorporation or bylaws (or equivalent) of any of the Corporation's Subsidiaries shall only require the approval by vote or written consent of the Series A Preferred Stock and Series B Preferred Stock if such amendment or waiver is adverse to the holders of Series A Preferred Stock and Series B Preferred Stock;
(b)increase or decrease the authorized number of shares of Preferred Stock or Common Stock;
(c)increase or decrease the authorized number of members of the Board or the authorized number of members of the board of directors (or the equivalent) for any of the Corporation's Subsidiaries;
(d)(i) authorize or issue any new class or series of capital stock, including any security (other than the Series B Preferred Stock) convertible into or exercisable for any such new class or series of capital stock, having powers, rights, preferences or privileges senior to or being on a parity with the Series B Preferred Stock in any respect or (ii) issue, or authorize the issuance of, any security by any of its Subsidiaries other than to the Corporation or to another Subsidiary of the Corporation;
(e)issue any securities to directors, employees or consultants other than pursuant to the Stock Option Plans;
(f)increase the number of shares available for issuance under the Stock Option Plans beyond 13,800,000 (as adjusted for any stock splits, stock dividends, recapitalizations or the like pursuant to Section 1.6);
(g)any redemption, payment or declaration of dividends (other than dividends payable solely in shares of its own Common Stock in accordance herewith or dividends required pursuant to Section 2.1, 3.1, 3.2, 4 or 6 of this Restated Certificate of Incorporation) or declare or make any other Distribution, excluding a Permitted Repurchase, directly or indirectly, on account of any shares of Preferred Stock or Common Stock now or hereafter outstanding, other than the redemption of shares of Preferred Stock pursuant to Section 4 of this Restated Certificate of Incorporation;
(h)effect a Deemed Liquidation Event, unless the price per share paid with respect to the Series A Preferred Stock is greater than three times (3x) the Original Issue Price of the Series A Preferred Stock;
(i)purchase by the Corporation or any Subsidiary of capital stock of any corporation, any voting interest in any partnership, joint venture or other entity or material assets of another entity, or making any loan or advance to such an entity, if either (i) the business of such entity is not substantially similar or reasonably related to the Corporation's business, as determined by the Board, or (ii) the total consideration, including cash, equity issued and debt assumed, paid by the Corporation exceeds $3,000,000;
(j)incur, create or guarantee of any indebtedness for borrowed money that individually or in the aggregate exceeds $500,000 by the Corporation or any Subsidiary, other than revolving credit borrowings with a bank or similar lender pursuant to working capital facilities up to $5,000,000 in the ordinary course of business,
(k)enter into any transaction with a “related person” as defined in Item 404 of Regulation S-K of the Securities Act, unless approved by the Board (including the Series A Director);

(l)transfer of assets by the Corporation or any Subsidiary to any party other than the Corporation or any of its Subsidiaries, in each case, other than in the ordinary course of business, which in the aggregate exceeds $500,000; and
(m)materially change the nature of the business of the Corporation, including its Subsidiaries, unless approved by the Board, including the Series A Director.
9.Miscellaneous.
9.1No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.
9.2Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and one or more stockholders.
9.3Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article V to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.
ARTICLE VI: AMENDMENT OF BYLAWS
Except as otherwise provided in this Restated Certificate of Incorporation, the Board of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.
ARTICLE VII: DIRECTOR LIABILITY
To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Neither any amendment, repeal or modification of this Article VII, nor the adoption of any provision of this Restated Certificate of Incorporation that is inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal, modification or adoption of such inconsistent provision.
ARTICLE VIII: INDEMNIFICATION
To the fullest extent permitted by law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the General Corporation Law of Delaware permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of Delaware.
Neither any amendment, repeal or modification of this Article VIII, nor the adoption of any provision of this Restated Certificate of Incorporation that is inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal, modification or adoption of such inconsistent provision.
ARTICLE IX: DIRECTORS AND CORPORATE OPPORTUNITIES
In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund’’), acquires knowledge of a potential transaction or matter in such person's capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director's fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

CERTIFICATE OF AMENDMENT
TO AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION OF
CENTRO, INC.
Centro, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:
1.Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment (this “Amendment”) amends the Company's Amended and Restated Certificate of incorporation (the “Certificate”).
2.This Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL and has been approved by the stockholders of the Company by written consent without a meeting in accordance with Section 228 of the DGCL and the provisions of the Certificate.
3.Article V, Section 3.2 of the Company's Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
3.2    “A Series A Liquidation Preference. Upon completion of the distribution required by Section 3.1, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for such series of Preferred Stock plus the sum of (i) all declared or accrued but unpaid dividends thereon plus (ii) $5.78 (such amount per share, the “Series A Liquidation Preference”). If upon any liquidation, dissolution or winding up of the Corporation, and after the payment in full to holders of the Series B Preferred Stock as provided in Section 3.1, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amounts described in this Section 3.2, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.
4.The first sentence of Article V, Section 4.3 of the Company's Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
The redemption price for each share of Series A Preferred Stock shall equal an amount in cash equal to the greater of (a) the Original Issue Price for the Series A Preferred Stock plus the sum of (i) the amount of all declared or accrued but unpaid dividends thereon plus (ii) $5.78 and (b) the fair market value (as determined below) of Series A Preferred Stock on the Redemption Date (the “Series A Redemption Price”).

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by a duly authorized officer on September 27, 2018.

CENTRO, INC.

By:	/s/ Shawn Riegsecker
Name: Shawn Riegsecker
Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT
TO AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION OF
CENTRO, INC.
Centro, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:
1.Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), this Certificate of Amendment (this "Amendment') amends the Company's Amended and Restated Certificate of Incorporation (the "Certificate").
2.This Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL and has been approved by the stockholders of the Company by written consent without a meeting in accordance with Section 228 of the DGCL and the provisions of the Certificate.
3.Article V, Section 6.8(b)(i)(A) of the Company's Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
A.Shares of Common Stock (and/or options, warrants or rights therefor) granted or issued to employees, officers, directors, contractors, consultants or advisors to, the Corporation or any subsidiary under the Corporation's Second Amended and Restated Option Plan, Second Amended and Restated Executive Stock Option Plan, 2007 Stock Option Plan and 2011 Equity Incentive Plan, each as may be amended from time to time, provided that any amendment must be approved by the Board, including the Series A Director, or under any other plan, agreement or arrangement approved by the Board, including the Series A Director.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by a duly authorized officer on June 25, 2019.

CENTRO, INC.

By:	/s/ Shawn Riegsecker
Shawn Riegsecker
Chief Executive Officer

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF
CENTRO, INC.
Centro, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation (the “Certificate”), has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law:
1.The first sentence of Article I of the Certificate is hereby amended and restated in its entirety to read as follows:
“The name of this corporation is Basis Global Technologies, Inc. (the “Corporation).”
***
IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 15th day of September 2021, and the foregoing facts stated herein are true and correct.

CENTRO, INC.

By:	/s/ Shawn Riegsecker
Name: Shawn Riegsecker
Title: Chief Executive Officer